Exhibit 5

Danthu T. Phan
Associate Chief Counsel,
Corporate and Financial Law

Routing TL16F 1601 Chestnut Street Philadelphia, PA 19192 Telephone 215.761.6230 Facsimile 215.761.3596 danthu.phan@cigna.com

December 21, 2009

Dear Sir or Madam:

I have acted as counsel to CIGNA Corporation, a Delaware corporation (the “Company”), in connection with the filing and preparation by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the purpose of registering $5 million of deferred compensation obligations under the CIGNA Supplemental 401(k) Plan (the “Deferred Compensation Obligations”), which represent unfunded and unsubordinated obligations of the Company or certain of its subsidiaries to pay certain deferred compensation in the future in accordance with the terms of the CIGNA Supplemental 401(k) Plan (the “Plan”).

I have examined such corporate records, documents, or certificates of public officials and of officers of the Company and other documents and instruments as I have deemed relevant and necessary as a basis of this opinion.  I have also made such inquiries of such officers and representatives as I have deemed relevant and necessary as a basis for the opinion hereafter set forth.  In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such documents.

Based upon the foregoing, and subject to the qualifications stated herein, I am of the opinion that, when issued in accordance with the provisions of the Plan, the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general equity principles.

I am licensed to practice law in the Commonwealth of Pennsylvania and the foregoing opinion is limited to the laws of the Commonwealth of Pennsylvania and the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Danthu T. Phan
Danthu T. Phan